Exhibit 10.18

ARBITRON INC.

AMENDMENT NO. 1 TO THE
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN ARBITRON INC.
AND
STEPHEN B. MORRIS

THIS AMENDMENT NO. 1 TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of November 9, 2001 by and between Arbitron Inc., a Delaware corporation (“Arbitron”), and Stephen B. Morris (“Executive”) for the purpose of amending the Executive Employment Agreement, dated April 1, 2001, by and between Arbitron and Executive (the “Employment Agreement”). All capitalized terms herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, Arbitron and Executive desire to amend certain provisions of the Employment Agreement to clarify certain matters as provided herein;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Section 4.03(b). The text of Section 4.03(b) shall be deleted in its entirety and replaced with the following:

“(b) if the notice of termination is given by Arbitron, (1) Executive shall be paid at the usual rate of his annual Base Salary through the 75 day notice period, however, Arbitron shall have the option of making termination of the Agreement and Executive’s employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 75 days worth of salary; and (2) Executive shall receive, starting within 15 days after the end of the 75 day notice period, two years’ Base Salary payable, at the sole discretion of Arbitron, in either the form of a lump sum payment or on a regular payroll period basis. In addition, Executive shall receive an amount equal to two times the bonus, that would have been paid at the target level under all applicable Arbitron bonus plans in effect at the time of termination of this Agreement, had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to termination. This bonus amount shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year. In addition, for a period of two years following termination or until re-employment with benefits, pursuant to this Section 4.03(b), the Executive would be entitled to receive from Arbitron the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to his termination. Executive shall be required to pay no more for the above mentioned benefits than he paid as an active employee, or if provided by Arbitron at no cost to employee on the day immediately prior to Executive’s termination, they shall continue to be made available to Executive on this basis. In addition, Arbitron shall provide or make arrangements for reasonable outplacement services for Executive based on his level within Arbitron.”

2.     The text of Section 7.03(a) shall be deleted in its entirety and replaced with the following:

“(a) In the event of a Change of Control Termination that occurred during the term of this Agreement, then, and without further action by the Board, Compensation Committee or otherwise, Arbitron shall, within five (5) days of such termination, make a lump sum payment to Executive in an amount equal to three (3) times the sum of (i) twelve (12) months of Base Salary at the rate in effect at the time of Executive’s termination, (ii) the bonus that Executive would have received at the target level under all applicable Arbitron bonus plans for the year in which the termination occurs at the target award level applicable to the year in which termination occurs, and (iii) the annual perquisite cash adder Executive would have received in the year in which the termination occurs.”

3.     The text of Section 7.07 shall be deleted in its entirety and replaced with the following:

“Benefits Continuation. In the event of a Change of Control Termination for a period of three (3) years or until re-employment with benefits, Executive (and anyone entitled to claim under or through Executive) shall be entitled to receive from Arbitron the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to the Change of Control at a cost not to exceed the amount Executive would continue to pay had he continued to be an active employee of Arbitron. To the extent that election of continuation of any of such coverages, programs, policies, or arrangements is made available to employees terminating at age fifty-five (55) with fifteen (15) or more years of service, Executive shall be required to pay no more for continuation than is required of such employees on the day immediately prior to the Change of Control. If no such continuation program is available, Executive shall be required to pay no more than he paid as an active employee, or if provided by Arbitron at no cost to employees on the day immediately prior to the Change of Control, they shall continue to be made available to Executive on this basis.”

4.     Construction of Employment Agreement. The Employment Agreement shall be read together with this Amendment and shall have the same force and effect as if the provisions of the Employment Agreement and this Amendment were contained in one document. Except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

5.     Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

EXECUTIVE:		ARBITRON INC.:

By:	/s/ Stephen B. Morris Stephen B. Morris	By:	/s/ Lawrence Perlman Lawrence Perlman
Address:	142 West 57th Street New York, New York 10019	Title:	Chairman of the Board of Directors

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